Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-204812 on Form S-8 of our report dated February 25, 2016, relating to the consolidated and combined financial statements of Babcock & Wilcox Enterprises, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the completion of the spin-off of the Company effective June 30, 2015 by The Babcock and Wilcox Company) appearing in the Annual Report on Form 10-K of Babcock & Wilcox Enterprises, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
February 25, 2016